Exhibit 5.1

June 9, 2015

Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, Colorado 80503

Re:             Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of Crocs, Inc.

Ladies and Gentlemen:

We have acted as counsel to Crocs, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 8,176,194 shares of common stock of the Company, par value $0.001 per share (the “Shares”), which may be issued under the Crocs, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), consisting of 7,000,000 shares of common stock initially authorized for issuance under the 2015 Plan plus an additional 1,176,194 shares of common stock available for issuance but not issued or subject to outstanding awards as of June 8, 2015 under the Crocs, Inc. 2007 Equity Incentive Plan (As Amended and Restated).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the 2015 Plan have been duly authorized and that, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the 2015 Plan, and the receipt of consideration therefor in accordance with the terms of the 2015 Plan, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP